UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 10, 2015

Danaher Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-08089	59-1995548
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Pennsylvania Ave., N.W., Suite 800W Washington, D.C.		20037-1701
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 202-828-0850

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On September 10, 2015, Danaher Corporation (“Danaher”) entered into an underwriting agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc. and Barclays Capital Inc., as representatives of the several underwriters named therein, for the issue and sale by Danaher of $500 million aggregate principal amount of 1.650% Senior Notes due 2018 (the “2018 Notes”), $500 million aggregate principal amount of 2.400% Senior Notes due 2020 (the “2020 Notes”), $500 million aggregate principal amount of 3.350% Senior Notes due 2025 (the “2025 Notes”) and $500 million aggregate principal amount of 4.375% Senior Notes due 2045 (the “2045 Notes,” and together with the 2018 Notes, the 2020 Notes and the 2025 Notes, the “Notes”), in an underwritten offering. The Underwriting Agreement contains customary representations, warranties and agreements of Danaher, customary conditions to closing, termination provisions and indemnification and other obligations of the parties.

Danaher expects to receive net proceeds, after underwriting discounts and commissions and estimated offering expenses, of approximately $1.98 billion. Danaher anticipates using the net proceeds from the offering to repay a portion of the commercial paper issued to finance a portion of the purchase price for Danaher’s recently closed acquisition of Pall Corporation. The offering of the Notes is expected to close on September 15, 2015, subject to customary closing conditions.

The above description of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement. The Underwriting Agreement is filed as Exhibit 1.1 hereto, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of September 10, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DANAHER CORPORATION

Date: September 11, 2015	By:	/s/ Daniel L. Comas
Name: Daniel L. Comas
Title: Executive Vice President and Chief Financial Officer